UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: September 11, 2008
(Date of earliest event reported)

STEVEN MADDEN, LTD.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23702	13-3588231

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

52-16 Barnett Avenue, Long Island City, New York 11104

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (718) 446-1800

           Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 11, 2008, Ravi Sachdev was elected to the Board of Directors (the “Board”) of Steven Madden, Ltd. (the “Company”) by the sitting members of the Board upon the recommendation of the Nominating/Corporate Governance Committee of the Board, to hold office until the next annual meeting of stockholders and until his successor is elected and qualified. The Board has affirmatively determined that Mr. Sachdev qualifies as an “independent” director under the Nasdaq Global Select Market listing standards. Mr. Sachdev was also elected to serve on the Company’s Audit Committee. Mr. Sachdev was elected to fill the vacancies on the Board and on the Audit Committee caused by the retirement of Walter Yetnikoff as a member of the Board and the Audit Committee. As a result of Mr. Sachdev’s election to the Audit Committee, the Company has regained compliance with the audit committee composition requirements for continued listing on The Nasdaq Global Select Market under Marketplace Rule 4350, as the Company again has an Audit Committee consisting of three independent directors.

There were no arrangements or understandings pursuant to which Mr. Sachdev was elected as a director. Mr. Sachdev has not been a party to, nor has he had a direct or indirect material interest in, any transaction with the Company during its current or preceding fiscal year, nor are there any currently proposed transactions.

SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 12, 2008

STEVEN MADDEN, LTD.

By:	/s/ Edward R. Rosenfeld

Edward R. Rosenfeld
Chief Executive Officer